Exhibit 5

[LETTERHEAD OF CHADBOURNE & PARKE LLP]

June 10, 2013

Beam Inc.

510 Lake Cook Road

Deerfield, Illinois 60015

Ladies and Gentlemen:

We have acted as counsel to Beam Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of $250,000,000 aggregate principal amount of 1.750% Notes due 2018 (the “2018 Notes”) and $250,000,000 aggregate principal amount of 3.250% Notes due 2023 (the “2023 Notes” and, together with the 2018 Notes, the “Notes”) in an underwritten public offering pursuant to an Underwriting Agreement dated as of June 3, 2013 among the Company and the underwriters named therein (the “Underwriting Agreement”) and the Company’s Registration Statement on Form S-3ASR (Registration Statement No. 333-181026) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Notes are to be issued under an indenture, dated as of April 15, 1999, between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Chase Manhattan Bank), as trustee (the “Indenture”). The Indenture is filed as Exhibit 4a to the Company’s Current Report on Form 8-K dated December 10, 1999.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinion in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

Beam Inc.	-2-	June 10, 2013

In rendering the opinion in this letter we have assumed, without independent investigation or verification, that each party to each of the documents executed or to be executed, other than the Company, (a) is validly existing and in good standing under the laws of its jurisdiction of organization, (b) has full power and authority to execute such documents to which it is a party and to perform its obligations thereunder, (c) has taken all necessary action to authorize execution of such documents on its behalf by the persons executing same, (d) has properly executed and delivered, or will properly execute and deliver, each of such documents to which it is a party, and (e) has duly obtained all consents or approvals of any nature from and made all filings with any governmental authorities necessary for such party to execute, deliver or perform its obligations under such documents to which it is a party. In addition, in rendering the opinion we have assumed, without independent investigation or verification, (i) that the execution and delivery of, and performance of their respective obligations under, the documents executed or to be executed by each party thereto, other than the Company, do not violate any law, rule, regulation, agreement or instrument binding upon such party and (ii) that each of such documents is the legal, valid and binding obligation of, and enforceable against, each party thereto, other than the Company.

We make no representation that we have independently investigated or verified any of the matters that we have assumed for the purposes of this opinion letter.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that, when any applicable state securities laws or Blue Sky laws have been complied with, the Notes, when issued, authenticated and delivered in accordance with the provisions of the Underwriting Agreement, the Indenture and the Company Order required under Section 3.03 of the Indenture, against payment of the agreed-upon consideration therefor, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth above is subject to the following qualifications:

A. The opinion is subject to (i) applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally, whether now or hereafter in effect and (ii) general principles of equity (regardless of whether considered in a proceeding law or in equity).

B. The opinion is limited to the laws of the State of New York, the General Corporation Law of Delaware and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction.

The opinion is as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinion is limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinion expressly set forth in this opinion letter.

Beam Inc.	-3-	June 10, 2013

We hereby consent to the filing of this opinion as Exhibit 5 to the Company’s Current Report on Form 8-K filed June 10, 2013 and to the reference to us under the caption “Legal Opinion” in the prospectus supplement dated June 3, 2013 with respect to the Notes.

Very truly yours,

/s/ Chadbourne & Parke LLP